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                                                                    EXHIBIT 5.01

                 Buchanan Ingersoll Professional Corporation
                              One Oxford Centre
                         301 Grant Street, 20th Floor
                             Pittsburgh, PA 15219

                              December 20, 1996



Hyperion Telecommunications, Inc.
5 West Third Street
Coudersport, PA 16915

Dear Sirs:

     We have acted as counsel to Hyperion Telecommunications, Inc., a Delaware corporation (the "Company"), in connection with the issuance of warrants for the purchase of Class B Common Stock of the Company (the "Warrants"), and with respect to the proposed issuance of shares of Class B Common Stock upon exercise of the Warrants (the "Warrant Shares").

     In connection with the registered resale of the Warrants and the proposed issuance of Warrant Shares, we have examined the Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, the relevant corporate proceedings of the Company, the draft Registration Statement on Form S-1 covering the proposed resale of the Warrants and the issuance of the Warrant Shares (the "Registration Statement"), including the Prospectus filed as a part of the Registration Statement, the Warrant Agreement dated April
15, 1996 with respect to the Warrants (the "Warrant Agreement"), and such other documents, records, certificates of public officials, statutes and decisions as we considered necessary to express the opinions contained herein. In the examination of such documents, we have assumed the genuiness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

     We understand that the Warrant Shares are to be available for resale by such holders, all in the manner described in the Prospectus which is a part of the Registration Statement.

     Based on the foregoing, we are of the opinion that:

     1. The issuance of the Warrant Shares upon exercise of the Warrants in accordance with the terms of the Warrant Agreement have been duly authorized by proper corporate action of the Company.

     2. When the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and the Warrant Shares have been duly issued upon exercise of the Warrants in accordance with the terms of the Warrant
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Hyperion Telecommunications, Inc.
December 20, 1996
Page 2



      Agreement, such Warrant Shares will be validly issued and will constitute binding obligations of the Company, subject, as to enforcement, (i) to any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights and remedies generally and (ii) to general principles of judicial discretion and equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to us in the Prospectus which is part hereof.

                                      Sincerely,

                                      BUCHANAN INGERSOLL
                                      PROFESSIONAL CORPORATION

                                      By: /s/ Carl E. Rothenberger, Jr.
                                          Carl E. Rothenberger, Jr.